EXHIBIT 99.1: FOOTNOTE TEXT

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(1)  As described in the Form 3 filed by Appaloosa Investment Limited
     Partnership I ("AILP") on September 10, 2003, AILP was a party to a total return swap agreement with respect to approximately 571,712 shares of common stock of Conseco, Inc. (the "Issuer") with an expiration date of November 6, 2003. The agreement was terminated prior to its expiration date as follows. On September 12, 2003, the agreement was settled with respect to 435,461 shares subject to the agreement, for a payment from the counterparty to AILP in the amount of $9,498,912.12, less certain fees and expenses. On September 15, 2003, the agreement was settled with respect to the remaining 136,251 shares subject to the agreement, for a payment from the counterparty to AILP in the amount of $2,665,108.32, less certain fees and expenses.

(2) As described in the Form 3 filed by AILP on September 10, 2003, AILP is a party to a total return swap agreement with respect to approximately 2,428,024 shares of common stock of the Issuer with an expiration date of August 2, 2004. The agreement has been partially settled prior to its expiration date as follows. On September 15, 2003, the agreement was settled with respect to 343,785 shares subject to the agreement, for a payment from the counterparty to AILP in the amount of $6,807,140.09, less certain fees and expenses. On September 16, 2003, the agreement was settled with respect to 293,150 shares subject to the agreement, for a payment from the counterparty to AILP in the amount of $5,633,668.51, less certain fees and expenses. The agreement is still in effect with respect to approximately 1,791,089 shares.

(3) As described in the Form 3 filed by Palomino Fund Ltd. ("Palomino") on September 10, 2003, Palomino was a party to a total return swap agreement with respect to approximately 500,874 shares of common stock of the Issuer with an expiration date of November 6, 2003. The agreement was terminated prior to its expiration date as follows. On September 12, 2003, the agreement was settled with respect to 381,539 shares subject to the agreement, for a payment from the counterparty to Palomino in the amount of $8,322,686.62, less certain fees and expenses. On September 15, 2003, the agreement was settled with respect to the remaining 119,335 shares subject to the agreement, for a payment from the counterparty to Palomino in the amount of $2,334,226.55, less certain fees and expenses.

(4) As described in the Form 3 filed by Palomino on September 10, 2003, Palomino is a party to a total return swap agreement with respect to approximately 2,127,368 shares of common stock of the Issuer with an expiration date of August 2, 2004. The agreement has been partially settled prior to its expiration date as follows. On September 15, 2003, the agreement was settled with respect to 301,215 shares subject to the agreement, for a payment from the counterparty to Palomino in the amount of $5,964,229.68, less certain fees and expenses. On September 16, 2003, the agreement was settled with respect to 256,850 shares subject to the agreement, for a payment from the counterparty to Palomino in the amount of $4,936,066.03, less certain fees and expenses. The agreement is still in effect with respect to approximately 1,569,303 shares.

(5) The reporting persons to whom the information set forth on these lines relates are David A. Tepper ("Mr. Tepper"), Appaloosa Partners Inc. ("API") and Appaloosa Management L.P. (the "Manager"). Mr. Tepper is the sole stockholder of API. API is the general partner of, and Mr. Tepper owns a majority of the limited partnership interests of, the Manager. The Manager is the general partner of AILP and acts as an investment advisor to Palomino. Footnotes (1) through (4) describe the transactions to which the information set forth on these lines relates.